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                                                                    EXHIBIT 99.2

                         STEVENS GRAPHICS CORPORATION
                             NON-QUALIFIED OPTION
                                   AGREEMENT


     1.   Grant of Option. Pursuant to a resolution of the Compensation
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Committee of the Board of Directors of Stevens Graphics Corporation, a Delaware
corporation (the "Company"), effective                   (the "Date of Grant"),
the Company hereby grants                        (the "Participant") under the
Company's Stock Option Plan (the "Plan"), and pursuant to the rules and regulations of said plan, a Non-Qualified Stock Option to purchase from the
Company a total of          shares of the Company's Series A Common Stock (the
"Option") all at an exercise price per share of             , in the amounts,
during the periods, and upon the terms and conditions set forth herein and in the Plan (as amended). Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Plan.

     It shall be a condition to the delivery of the Option that Participant shall have returned to the Company for cancellation Non-Qualified Stock Options
to purchase an aggregate of        shares of the Company's Common Stock
previously granted to Participant.

     2.   Time of Exercise.  From the Date of Grant, the Option may be
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exercised, prior to the fifth anniversary from the Date of Grant, as to not more than the following percentages of the number of shares covered by this Option during the respective periods set forth below:

     0% from and after the Date of Grant and prior to the first anniversary of the Date of Grant;

     50% from and after the first anniversary of the Date of Grant and prior to the second anniversary of the Date of Grant;

     100% from and after the second anniversary of the Date of Grant;

provided, however, that this Option shall not become exercisable for any shares of the Company's Series A Common Stock on or after the date on which Participant's employment with the Company and all Subsidiary Companies is terminated for any reason other than his death, Disability or Retirement. Upon the termination of Participant's employment with the Company and all Subsidiary Companies because of his death, Disability or Retirement, this Option shall immediately become exercisable for 100% of the shares of the Company's Series A Common Stock covered by this Option. Subject to the foregoing, any unexercised portion of this Option may be carried over to any subsequent period or periods and the right of Participant to exercise this Option to the maximum extent


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permissible as to such unexercised portion shall continue for the entire term of the Option. In no event may this Option be exercised in whole or in part, however, after the expiration of the term described in Paragraph 3 below.

     3.   Term. This Option shall terminate on                  , unless
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terminated earlier pursuant to Section 13 hereunder.

     4.   Restrictions on Exercise. The Option evidenced by this Agreement:
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          (a)  May be exercised only with respect to full shares and no fractional shares of Series A Common Stock shall be issued upon exercise of the Option; and

          (b) May be exercised in whole or in part, but no certificates representing shares subject to such Option shall be delivered if any requisite registration with, clearance by, or consent, approval or authorization of, any governmental authority of any kind having jurisdiction over the exercise of the Option, or issuance of securities upon such exercise, shall have not been taken or secured, or an opinion of counsel for the Company has not been received stating that no such consent, approval or authorization is necessary.

     5.   Manner of Exercise. The Option may be exercised commencing upon the
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          Date of Grant, in whole or in part and from time to time over the
          Option period, by written notice to the Company of the number of shares being purchased and the purchase price to be paid accompanied by the following:

          (a) full payment of the exercise price in United States dollars, or in shares of Common Stock of the Company then owned by Participant, or in any other form of valid consideration, or a combination of any of the foregoing as required or permitted by the Committee in its discretion; and

          (b) an undertaking to furnish or execute such documents as the Company in its discretion shall deem necessary (i) to evidence such exercise, in whole or in part, of the Option evidenced by this Agreement, (ii) to determine whether registration is then required under the Securities Act of 1933, as then in effect, and
               (iii) to comply with or satisfy the requirements of the Securities Act of 1933, or any other federal, state or local law, as then in effect.


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Upon due exercise of the Option, the Company shall issue such shares registered in the name of the person exercising the Option.

     6.   Withholding of Taxes. The Company shall be entitled to withhold from
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any payments otherwise due Participant such amounts as may be necessary to satisfy any federal income tax withholding requirement with respect to the exercise of the Option herein granted, the transfer of shares of Series A Common Stock of the Company, or the disposition of such shares, and may, if necessary, collect from Participant additional amounts necessary to satisfy the withholding requirement.

     7.   Non-Transferability of Options. This Option is not assignable or
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transferable by Participant otherwise than by will or the laws of descent and distribution and during the lifetime of Participant may only be exercised by Participant.

     8.   Rights as Stockholder. Neither Participant nor any of Participant's
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beneficiaries shall be deemed to have any rights as a stockholder with respect to any shares covered by the Option evidenced by this Agreement until the issuance of a certificate to Participant for such shares. Except as provided in Paragraph 9 of this Agreement, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

     9.   Capital Adjustments. The aggregate number of shares of Series A Common
          -------------------
Stock covered by the Option and the exercise price per share of Series A Common Stock covered by the Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Series A Common Stock issued subsequent to the Date of the Grant resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company.

     10.  Rights in Event of Death of Participant. If Participant dies prior to
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termination of Participant's rights to exercise the Option in accordance with the provisions of this Agreement without having exercised the Option as to all shares covered hereby, the Option may be exercised by Participant's estate or a person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of Participant, provided the period during which the Option may be so exercised shall not continue beyond the expiration of this Option or one year from the date of Participant's death whichever date first occurs.

     11.  Stock Purchased for Investment. Unless the shares are covered by a
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then current and effective registration statement under the Securities Act of
1933, as then in effect, Participant, by accepting this Option, represents and agrees on behalf of


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Participant and Participant's transferees by will or the laws of descent and distribution that all shares of Series A Common Stock purchased upon the exercise of the Option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of the Option, the person entitled to exercise the same shall furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares are being acquired in good faith for investment and not for resale or distribution.

     12.  Notices. Each notice relating to this Agreement shall be in writing
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and delivered in person or by certified mail to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, in Fort Worth, Texas, to the attention of the Chairman, Compensation Committee. Each notice to Participant or other person or persons then entitled to exercise the Option shall be addressed to Participant or such other person or persons at Participant's address as provided to the Company by Participant. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

     13.  Termination of Option Rights. The Option granted hereunder shall
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terminate three (3) months after the termination of Participant's employment or directorship with the Company and all Company Subsidiaries, whether voluntarily or involuntarily, except if the cause of the termination is by reason of death, Disability or Retirement then the Option shall terminate on the earlier of the expiration of the Option or one (1) year after the date of termination due to death, Disability or Retirement.

     14.  Employment. This Agreement does not confer upon Participant any
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right to continue in the employ of the Company, nor does it in any way limit or interfere with the right of the Company to terminate the employment of Participant at any time or alter the terms of that employment.

     15.  No Obligation to Exercise Option. This Agreement does not impose any
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obligation upon Participant to exercise the Option grated hereunder.

     16.  Law Governing.  THIS AGREEMENT IS INTENDED TO BE PERFORMED IN THE
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STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND
GOVERNED BY THE LAWS OF SUCH STATE.


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     IN WITNESS WHEREOF, the Company and Participant have executed this
Agreement effective as of the Date of Grant.


                                        STEVENS INTERNATIONAL, INC.



                                        By:
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                                        PARTICIPANT:



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                                                      Printed Name


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